Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of BioScrip of our report dated March 10, 2010 for Critical Homecare Solutions Holdings, Inc. for the year ended December 31, 2009 relating to the financial statements, which appears in BioScrip’s Form 8-K dated March 15, 2010.
/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
March 26, 2010